Exhibit 18.1
August 1, 2011
Herbalife Ltd.
Grand Cayman, Cayman Islands
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Herbalife Ltd. (“the Company”) as of and for the three months and six months ended June 30, 2011, and have read the Company’s statements contained in note 2 to the condensed consolidated financial statements included therein. As stated in note 2, the Company changed its method of accounting for excess tax benefits recognized as a result of the exercise of employee stock options, stock appreciation rights (SARs), and other share-based equity grants, from the tax-law-ordering method to the with-and-without method and states that the newly adopted accounting principle is preferable in the circumstances because it better reflects the Company’s ongoing operations. The with-and-without method separately determines the impact of the tax benefit from share-based compensation after considering the tax effects related to the Company’s ongoing operations. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2010, nor have we audited the information set forth in the aforementioned note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/s/ KPMG LLP